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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

     Listed below are the significant subsidiaries of the Company and their jurisdictions of organization. All of such subsidiaries are wholly-owned by the Company except as indicated in the notes. Other subsidiaries of the Company have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary.

                                                     JURISDICTION OF
     NAME OF SUBSIDIARY                              ORGANIZATION
     ------------------                              ---------------
     Baseline Financial Services, Inc.(1)            New York
     Bowne Business Communications, Inc.             New York
     Bowne Business Services, Inc.(2)                New York
     Bowne Information Services, Inc.                New Jersey
     Bowne International, Inc.                       Delaware
     Bowne of Atlanta, Inc.                          Georgia
     Bowne of Boston, Inc.                           Massachusetts
     Bowne of Chicago, Inc.                          Delaware
     Bowne of Cleveland, Inc.                        Ohio
     Bowne of Dallas, Inc.                           Delaware
     Bowne of Los Angeles, Inc.                      California
     Bowne of New York City, Inc.                    New York
     Bowne of Phoenix, Inc.                          Arizona
     Bowne of Canada, Ltd.                           Ontario
     Bowne de Montreal, Inc.(3)                      Canada
     IDOC, Inc.(4)                                   California

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     (1) 90% owned by the Company. Sold in January, 1997.
     (2) 100% owned by Bowne Business Communications, Inc.
     (3) 100% owned by Bowne of Canada, Ltd.
     (4) 80% owned by the Company. Acquired November, 1996.